                                                                   EXHIBIT 10.15


                              ZIFF DAVIS MEDIA INC.
                      c/o Willis Stein & Partners II, L.P.
                             227 West Monroe Street
                                Chicago, IL 60606


                                  April 5, 2000


ZD Inc.
28 East 28th Street
New York, NY 10016
Attn:  J. Malcolm Morris, Esq.

Gentlemen:

     Reference is made to that certain Purchase Agreement (the "Purchase Agreement") dated as of December 6, 1999 by and among ZD Inc. ("Asset Seller"), ZD Holdings (Europe) Ltd. ("Stock Seller" and together with Asset Seller, the "Sellers") and Ziff Davis Media Inc. (formerly WS-ZD Acquisition Inc.) ("Buyer"). Capitalized terms used in this letter agreement (the "Letter Agreement") and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

     On the date of this Letter Agreement, the parties hereto are effecting the Closing of the transactions contemplated by the Purchase Agreement. In connection with the Closing, and as a condition thereto, the parties hereto have made certain other agreements and arrangements which the parties wish to set forth in this Letter Agreement. Sellers and Buyer have agreed as follows:

1. Pursuant to a letter agreement (the "Dolce Letter Agreement") dated as of January 1, 1998, between Jack Dolce and Asset Seller, Jack Dolce holds a ten percent (10%) shadow equity interest ("Dolce Equity Interest") in Asset Seller's publication Smart Reseller. The Dolce Letter Agreement grants Mr. Dolce the right to put the Dolce Equity Interest to Asset Seller under certain conditions, including in the event he is terminated without cause. The Dolce Letter Agreement also grants Asset Seller the right to call the Dolce Equity Interest under certain conditions, including in the event
     Asset Seller sells Smart Reseller, either independently or as part of a transaction involving more than just the sale of Smart Reseller. Buyer and Asset Seller hereby agree that, notwithstanding anything in the Purchase Agreement to the contrary, Asset Seller shall not assign to Buyer, and
     Buyer shall not assume from Asset Seller, the Dolce Letter Agreement as part of the Closing and Asset Seller shall, subject to Buyer's reimbursement obligations set forth below, remain responsible for all obligations and liabilities thereunder.
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April 5, 2000
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     On March 31, 2001, Dolce's employment with Asset Seller was terminated. Mr.
     Dolce has indicated his intent to exercise his right to put the Dolce
     Equity Interest to Asset Seller pursuant to the Dolce Letter Agreement. In the event Mr. Dolce does not exercise his right to put the Dolce Equity Interest to Asset Seller, Asset Seller hereby confirms that it will call the Dolce Equity Interest in a timely manner pursuant to its rights to do so under the Dolce Letter Agreement.

     Buyer agrees that it will reimburse Asset Seller the amount of any severance, vacation and incentive compensation payments it makes to Mr. Dolce to the extent that Asset Seller was required to make such payments to Mr. Dolce under terms of his employment as previously disclosed to Buyer (but in no event shall Buyer be obligated to reimburse Asset Seller in excess of $233,000 for such severance, vacation and incentive compensation obligations) as well as any other out-of-pocket costs Asset Seller may reasonably incur as a direct result of the termination of Mr. Dolce. Buyer further agrees to reimburse Asset Seller for the purchase price paid by Asset Seller to Mr. Dolce for the Dolce Equity Interest pursuant to the terms of the Dolce Letter Agreement as in effect in the form previously delivered to Buyer, which Asset Seller estimates to be the amount of $1,995,100. Asset Seller shall allow Buyer to participate fully in the negotiations with Mr. Dolce concerning the purchase of the Dolce Equity Interest and shall not agree to a determination of the value of Smart Reseller or of Mr. Dolce's interest therein, or the amount of any payment to Mr. Dolce, without the prior written consent of Buyer, which consent Buyer shall not withhold unreasonably. The amount of each reimbursement payment by Buyer pursuant to this paragraph 1 shall be paid immediately prior to or concurrently with any payment made by Asset Seller to Mr. Dolce which is subject to reimbursement hereunder. Notwithstanding anything in the Purchase Agreement to the contrary, other than a liability accrued in accordance with GAAP for the purchase price for the Dolce Equity Interest pursuant to the terms of the Dolce Letter Agreement, none of the amounts set forth above shall be included in the calculation of the Closing Date Tangible Net Worth under Section 2.8 of the Purchase Agreement.

2. Concurrently with the Closing, Buyer will reimburse Asset Seller for an aggregate of $400,268.78 of information technology related expenses which have been incurred by Asset Seller prior to the Closing at the request of Buyer in connection with the transactions contemplated by the Purchase Agreement and which were primarily for the benefit of Buyer. Notwithstanding anything in the Purchase Agreement to the contrary, neither the asset nor the liability in respect of such information technology related
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April 5, 2000
Page 3

     expenses shall be included in the calculation of the Closing Date Tangible Net Worth under Section 2.8 of the Purchase Agreement.

3. Asset Seller has informed Buyer that, prior to Closing, it will withdraw all cash from the respective accounts of each of its European subsidiaries (the "European Subsidiaries"). As set forth in the Purchase Agreement, Buyer is acquiring the stock of the European Subsidiaries as a result of the transactions contemplated therein. For logistical reasons, it will be difficult for Buyer to provide the newly acquired European Subsidiaries with their required cash needs for several days after the Closing Date. Accordingly, Asset Seller has agreed to fund each of the European Subsidiaries (such funding to be accomplished by leaving an amount of cash in each European Subsidiary) with an amount of cash requested by Buyer (the "Cash Flow Amount"). Such Cash Flow Amount will be $631,334 for the European Subsidiary located in Germany, $491,520 for the European Subsidiary located in United Kingdom and $181,835 for the European Subsidiary located in France (or $1,304,689 in the aggregate). Buyer will make a payment to Asset Seller at the Closing in an amount equal to the lesser of (i) the aggregate amount of cash held by the European Subsidiaries at the Closing, and (ii) the Cash Flow Amount. Notwithstanding anything in the Purchase Agreement to the contrary, Closing Date Tangible Net Worth shall be calculated under Section 2.8 of the Purchase Agreement assuming that Asset Seller had withdrawn all cash from the European Subsidiaries, and consequently, no cash held by any of the European Subsidiaries at the Closing shall be included in the calculation of the Closing Date Tangible Net Worth under Section 2.8 of the Purchase Agreement.

4. Buyer requested that the employment of certain employees of the Division be terminated prior to the Closing, which employees are listed on the attached
     Schedule 1 (the "Terminated Employees"). In connection therewith, Buyer agreed that it would reimburse Asset Seller for all payments of severance and other benefits and obligations that Asset Seller incurred in connection with the termination of such individuals to the extent that Asset Seller was required to make such payments under the terms of the employment of such individuals previously disclosed to Buyer as well as any other out-of-pocket costs Asset Seller may reasonably incur as a direct result of the termination of such Terminated Employees. The attached Schedule 1 sets forth the calculation of the amount for which Buyer is obligated to reimburse Asset Seller pursuant to this paragraph 4 in respect of such payments of severance and other benefits and obligations (which were paid by Asset Seller prior to the Closing Date) which amount shall be paid by Buyer on the date hereof by wire transfer to an account designated by Asset Seller. For purposes of the determination of the Closing Date Tangible Net Worth, the cost of the
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April 5, 2000
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     severance and other employee benefits obligations as set forth on the attached Schedule 1 shall not be included as a liability as of the Closing Date, however, an adjustment shall be made to the Closing Date Tangible Net Worth calculation to reflect the liability or expense that would have been accrued by the Division as of the Closing Date in respect of the compensation, employee benefits and other employment-related expenses had such Terminated Employees been employed by the Division as of the Closing Date.

5. As of the date of this Letter Agreement, Buyer and Sellers have been unable to agree upon a reasonable allocation of the purchase price between the Transferred Assets and the Shares of each of the respective Companies, as contemplated by the Purchase Agreement. In order to resolve the parties' dispute concerning such allocation, the parties have agreed to submit such dispute for resolution to an independent valuation expert mutually agreeable to Asset Seller and Buyer; provided, however, that if Asset Seller and Buyer are unable to agree upon the selection of an independent valuation expert within 30 days of the date of this Letter Agreement, then within 10 business days after the expiration of such 30-day period, each of Buyer and Asset Seller shall designate one independent valuation expert to select, within a further 10-business day period, a mutually satisfactory third valuation expert who shall resolve such dispute. Each of the valuation experts selected or designated hereunder shall be experienced in valuing businesses in the magazine publishing industry. The valuation expert so selected or designated shall be directed by the parties to determine the allocation of the purchase price between the Transferred Assets and the Shares of each of the respective Companies based upon the fair market value of the assets and liabilities transferred and consistent with the principles of Section 1060 of the Code. Each party shall have no longer than one day to present its position, the entire proceedings before the appraiser shall be on no more than three consecutive days, and the determination shall be made in writing no more than 30 days following the end of the proceeding. Buyer shall not take a position in the appraisal proceeding which allocates more than $60,000,000, in the aggregate, to the purchase price for the Shares, and Seller shall not take a position in the appraisal proceeding which allocates less than $40,000,000, in the aggregate, to the purchase price for the Shares. Such determination shall be a final and binding determination of the dispute. The allocation of the Consideration as contemplated by Section 5.14(c) of the Purchase Agreement shall be delayed pending outcome of the appraisal proceeding. Upon the final determination of the purchase price allocation as described above, the parties shall commence the procedures set forth in Section 5.14(c) with respect to the allocation of the Consideration. Pending the resolution of the allocation of the purchase price as described above, the purchase price
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April 5, 2000
Page 5

     paid by Buyer to the account designated by Sellers (as set forth in the Flow of Funds Memorandum prepared by the parties at the Closing) shall be deemed payment in full of the Purchase Price for Shares and the Initial Cash Purchase Price for the Assets, and Buyer shall have no further liability or obligation with respect thereto notwithstanding the future allocation of such payment between Asset Seller and Stock Seller once the Fair Market Value is finally determined under this Letter Agreement. The fees and costs of the appraiser shall be paid by the parties on a proportionate basis based upon the relative deviations or the parties' proposed purchase price allocations from the allocation of the purchase price determined by the appraiser in the above-described proceeding. Each of the parties shall bear their own fees and expenses (including, without limitation legal fees and expenses) incurred in connection with the above described appraisal proceeding.

     This Letter Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.
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April 5, 2000
Page 6

     IN WITNESS WHEREOF, this Letter Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date first above written.

                                             ZIFF DAVIS MEDIA INC.

                                             By:     /s/ DANIEL H. BLUMENTHAL
                                                     ---------------------------
                                             Name:   Daniel H. Blumenthal
                                             Title:  Vice President


                                             ZD INC.

                                             By:     /s/ J. MALCOLM MORRIS
                                                     ---------------------------
                                             Name:   J. Malcolm Morris
                                             Title:  Senior Vice President


                                             ZD HOLDINGS (EUROPE) LTD.

                                             By:     /s/ J. MALCOLM MORRIS
                                                     ---------------------------
                                             Name:
                                             Title:  For Eric Hippeau
                                                     By Power of Attorney

                                   Schedule 1

                                                                           Enhanced                      Outplacement
                                                                           --------                      ------------
            Name                             Dept          Term Date       Severance     Vacation Pay        Fee
            ----                             ----          ---------       ---------     ------------        ---
1     Nancy Newman                       Corp Sales         03/06/00        242,308         26,923           --

2     Kaila S Bongiovanni                Corp Sales         02/29/00         11,948          1,803           --

3     Daniel P Daly                      Corp Sales         02/29/00         27,600          6,900          3,000

4     Christopher Harding                Corp Sales         01/31/00         19,615          4,904           --

5     Karina Montgomery                  Corp Sales         02/29/00         25,479          3,004           --

6     Scott S Murphy                     Corp Sales         02/29/00         67,692         11,692           --

                                         TOTAL                              394,642         55,226          3,000

                                         GRAND TOTAL                        452,868